press release                                                                UPC

   UPC TO TRADE ON THE "OVER THE COUNTER BULLETIN BOARD" IN THE UNITED STATES

Amsterdam, May 23, 2002 -- UPC today confirms that its ordinary shares, which currently trade on the Nasdaq National Market in the form of American Depositary receipts ("ADRs") will, as expected, trade on the Over The Counter Bulletin Board ("OTC BB") from the opening of business on May 24, 2002. UPC's ticker symbol on the OTC BB will remain "UPCOY".

UPC received notification from Nasdaq on May 16, 2002, which indicated that UPC does not comply with Marketplace Rule 4450(b) (4) (i.e. the bid price of the ADRs has closed at less than $3.00 per share over 30 consecutive trading days and the ADRs did not regain compliance with the rule within the 90 calendar days before May 15, 2002). As expected, and highlighted in our announcement of operating results on May 15, 2002, our ADRs will be delisted from the Nasdaq National Market at the opening of business on May 24, 2002.

UPC's shares continue to trade on the Euronext Amsterdam Exchange under the symbol UPC.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephone and programming services. UPC completed an IPO in February 1999 and its shares are currently traded on Euronext Amsterdam Exchange (UPC) and NASDAQ (UPCOY). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA).

For further information, please contact:

Claire Appleby                     Bert Holtkamp
Director of Investor Relations     Director of Corporate Communications
+ 44 (0) 207 647 8233              + 31 (0) 20 778 9447 or  + 31 (0) 655 38 0594
Email: ir@upccorp.com              Email: corpcomms@upccorp.com

Also, please visit www.upccorp.com for further information about UPC.